UNITED STATES                 SEC FILE NUMBER
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549                000-22723
                                                                   ---------

                                                                 CUSIP NUMBER

                                                                   028857100


                                  FORM 12b -25

                           NOTIFICATION OF LATE FILING

Check One:

|_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR |_| Form N-CSR

         For Period Ended: March 31, 2007
         |_|      Transition Report on Form 10-K
         |_|      Transition Report on Form 20-F
         |_|      Transition Report on Form 11-K
         |_|      Transition Report on Form 10-Q
         |_|      Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         American Petro-Hunter, Inc.
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         Full Name of Registrant

         N/A
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         Former Name if Applicable

         Pacific Centre, Suite 3000, P.O. Box 10024, 700 West Georgia Street
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         Address of Principal Executive Office (Street and Number)

         Vancouver, British Columbia, Canada V7Y 1A1__
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

         |X|      (a)      The reasons described in reasonable detail in Part
                           III of this form could not be eliminated without unreasonable effort expense;

         |X|      (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-KSB, Form 20-F, Form
                           11-K, Form N-SAR or Form N-CSR, or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or a portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         |_|      (c)      The accountant's statement or other exhibit
                           required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Information necessary for the filing of a complete and accurate Form 10-QSB could not be gathered within the prescribed time period without unreasonable effort and expense.

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PART IV - OTHER INFORMATION
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(1)   Name and telephone number of person to contact in regard to this notification.

      Mike Veldhius                                               (778) 327-5461
      --------------------------------------------------------------------------
      (Name)                                    (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

      |X| Yes                    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |_| Yes                    |X| No


                           American Petro-Hunter, Inc.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 15, 2007                          By: /s/ Mike Veldhius
                                                --------------------------------
                                                 Mike Veldhius, Director